EXHIBIT 10.26

AMENDMENT TO SECOND AMENDED AND RESTATED
OPERATING AGREEMENT

This Amendment (the “Amendment”) to Second Amended and Restated Operating Agreement (the “Existing Agreement”), of DP FEE HOLDING CO., LLC (formerly known as Denihan Mezz IV Holding Company, LLC), a Delaware limited liability company (the “Company”) entered into and adopted on the 27th day of December, 2012, by DENIHAN OWNERSHIP COMPANY, LLC, a New York limited liability company (the “Denihan Member”), and CARDINALS OWNER LLC, a Delaware limited liability company (the “PB Member”), and is agreed to and adopted by each other Person who becomes a Member in the Company pursuant to the terms of the Existing Agreement.

RECITALS

WHEREAS, the Company wishes to secure a loan in the principal amount of $50,000,000.00 (the “Special Loan”) from the PB Member to be used solely for the purposes described in Section 5 herein, and the PB Member wishes to extend the Special Loan to the Company subject to the terms and conditions set forth herein, with interest on the unpaid principal balance of the Special Loan at the Interest Rate (as defined below), all in accordance with the following terms and provisions;

WHEREAS, simultaneously herewith, certain Affiliates of the Company (described below collectively, as the borrower) are entering into a loan, dated December 27, 2012 by and among Goldman Sachs Mortgage Company, a New York limited partnership, as lender, and 371 Seventh Avenue Co. LLC, 125 East 50th Street Co. LLC, 215 East 64th Street Co. LLC, 155 East 50th Street Co. LLC and 303 Lexington Avenue Co. LLC, each a Delaware limited liability company, collectively, as borrower (the “Senior Loan”);

WHEREAS, the Denihan Member and the PB Member desire to enter into this Amendment which amends the Existing Agreement, in order to, among other things, memorialize the transactions described above;

WHEREAS, the Denihan Member and the PB Member understand and agree that this Amendment constitutes a personal services agreement, and the identity of the parties hereto is critical to the nature of the agreements contained herein, such that neither of them would have contracted on the same terms with anyone else;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.Definitions. Capitalized terms used herein, but not otherwise defined shall have the meanings ascribed to such terms in the Existing Agreement.

2.Commitment. Simultaneously with the execution hereof, and subject to the terms and conditions set forth herein, the PB Member is making the Special Loan to the Company. The Special Loan is evidenced by that certain Note (the “Special Loan Note”), given by the Company, as borrower, to the PB Member, as lender, the form of which is attached hereto as Exhibit A.

3.Payment Terms.
The Special Loan is payable as follows:

a.     Interest only shall be payable in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified in writing or by electronic transmission, from time to time by the PB Member on the first (1st) day of each calendar month (each, a “Payment Date”) in arrears, provided, however, if Operating Cash Flow or any Extraordinary Cash Flow is not sufficient to pay the interest due hereunder on any given Payment Date, then interest shall accrue to the extent of any deficiency and shall be payable on the next Payment Date, subject to the provisions of subparagraph (d) below. No such insufficiency shall constitute a default or Special Loan Event of Default hereunder.

b.    Initially, interest on the outstanding principal balance of the Special Loan shall accrue daily at an interest rate (as such rate is determined for the applicable time period, the “Interest Rate”) equal to nine and three-quarters percent (9.75%) per annum. From and after February 4, 2018, the Interest Rate shall increase by one hundred (100) basis points (to ten and three-quarters percent (10.75%) per annum), and shall thereafter further increase by 100 basis points at the end of each successive thirty (30) day period, until the earlier of (x) such time as a maximum Interest Rate of thirteen and one-half percent (13.5%) is achieved (the “Maximum Interest Rate”), or (y) the Special Loan, including all accrued and unpaid interest earned thereon, as well as any other sums due and owing in connection with the Special Loan, is repaid in full.

c.    Interest shall be calculated on the basis of a 365 day year for the actual number of days elapsed.

d.    If any amount is due and payable under the Special Loan Note, including, without limitation, any interest accrued thereon, but excluding interest accrued and not yet payable in accordance with the terms hereof, then notwithstanding anything to the contrary contained in the Existing Agreement, the Company shall not make any distributions of Operating Cash Flow and/or Extraordinary Cash Flow to its Members unless and until such time as the Company has either (i) made sufficient payments to pay any and all outstanding accrued and unpaid interest on the Special Loan, or (ii) received written notice from the PB Member that it may make a distribution of Operating Cash Flow and/or Extraordinary Cash Flow.

e.    If not sooner paid pursuant to Section 4 of this Amendment, the entire outstanding principal balance of the Special Loan, plus all unpaid accrued interest thereon, shall be due and payable in full, in a single payment due July 4, 2018 (the “Maturity Date”).

4.    Prepayment. The Special Loan may be prepaid at any time, in whole or in part, without premium or penalty, at the Company’s option, provided that any such prepayment shall be accompanied with a payment of unpaid accrued interest on the amount being so prepaid through the date of prepayment. Notwithstanding the foregoing, prepayments shall not be permitted in an amount less than Five Hundred Thousand ($500,000.00) and 00/100 Dollars. Unless otherwise required by the Senior Loan, the Company shall not be obligated to prepay the Senior Loan pro-rata in connection with a prepayment hereunder.
5.    Use of Proceeds. The proceeds of the Special Loan shall be used by the Company for general business purposes, including, without limitation, refinancing the Existing Credit Facility.
6.    Special Rights Upon Event of Default.

a.    It is currently anticipated that the Company will seek to refinance the Senior Loan prior to the Maturity Date. Upon the closing of any such refinance of the Senior Loan, the Company shall be obligated to apply the net proceeds of any such refinancing (the “Refinance Funds”) (i) first, to the repayment of the Senior Loan and (ii) second, to the repayment of the Special Loan. For the avoidance of doubt, the Members understand and agree that the Special Loan is required to be prepaid upon such refinance only to the extent of the Refinance Funds available, but no distributions of Ordinary Cash Flow or Extraordinary Cash Flow, following the closing of a refinance of the Senior Loan, shall be made to the Members unless or until the Special Loan, together with any unpaid and accrued interest earned thereon, has been paid in full.

b.    Notwithstanding the foregoing, if the Denihan Member reasonably believes that the Refinance Funds will not be sufficient to fully satisfy the Special Loan, then beginning on the date that is six (6) months prior to the maturity date of the Senior Loan, and without limiting the rights of any Member to institute a Hotel Sale pursuant to the Existing Agreement, the Denihan Member shall have the right to elect, by delivering to the PB Member a Sale Notice not later than ninety (90) days prior to the Maturity Date, to cause the Company to institute a Hotel Sale of one or more Hotels, as determined by the Denihan Member in its sole and absolute discretion, in accordance with the terms and conditions of Section 9.1 and Section 9.2 of the Existing Agreement, at a Sale Price, which, for the purposes of this Section 6 only, shall be an amount equal to the fair market value of such Hotel or Hotels, such fair market value as mutually determined by the Members. The proceeds of any such Hotel Sale shall be applied by the Company (i) first toward the defeasance of the Senior Loan in an amount of the release price set forth in the Senior Loan documents, (ii) second (net of transaction costs), to repay the Special Loan, together with any and all unpaid and accrued interest thereon, and thereafter, and (iii) third (provided the Special Loan, together with any and all unpaid and accrued interest thereon, has been paid in full) as a distribution of Extraordinary Cash Flow to the Members. If the Members cannot agree on a Sale Price, then after thirty (30) days of reasonable good faith negotiations, either party may request in writing a third party opinion of valuation (“Valuation”) by a Qualified Arbitrator (as hereinafter defined). After such a request, each Member shall select and notify the other of the selection and identity of a Qualified Arbitrator within ten (10) business Days after its receipt of such request for a Valuation. Each Qualified Arbitrator thus selected shall report its Valuation in writing simultaneously to both Members within thirty (30) days after such Qualified Arbitrator is retained. If the lower of the two Valuations is equal to or greater than 90% of the higher of the two Valuations, the average of the two Valuations shall be the Sale Price. If the lower of the two Valuations is less than 90% of the higher of the two Valuations, the two Qualified Arbitrators shall, within five (5) business days after the submission of their reports, select (and notify both Members of the selection and identity of) a third Qualified Arbitrator who shall within thirty (30) days of its appointment select the Valuation of one of the first two Qualified Arbitrators as the final and binding Valuation. Each Valuation shall assume a sale on an all-cash sale basis in an arms’ length transaction without reduction for any lien or encumbrance against the assets of the Company. Where two Qualified Arbitrators select a third, the two Qualified Arbitrators shall share with the third Qualified Arbitrator all documents, research and other information acquired by them with respect to the assets of the Company, comparable sales and other relevant information. Each party shall bear the fees and expenses of the Qualified Arbitrator it selects. The fees and expenses of any third Qualified Arbitrator shall be borne equally by the Members. If a Member fails to notify the other Member of the first Member’s Qualified Arbitrator within the time required, or if a Member’s Qualified Arbitrator fails to submit its Valuation when required by this Section 6, the Valuation of the Sale Price made by the Qualified Arbitrator selected in a timely fashion by the second Member, or submitted in a timely fashion, shall be the Sale Price for all purposes. For the purposes of this Section 6(b), “Qualified Arbitrator” shall mean: any Person that is both (i) an MAI appraiser with at least 10 years’ experience in valuing hotel properties, and (ii) an investment banking or similar firm with at least 10 years’ experience in valuing illiquid equity interests in real estate ventures; provided, however, that in the event the valuation assignment for which the Qualified Arbitrator has been retained involves either the valuation of real estate only or the valuation of equity interests in real estate ventures only, such Person need only have the qualifications relevant to such assignment. In no event shall any Person that has performed appraisal or other work for the Company (excluding Persons who have been retained by a lender or other financial institution on behalf of the Company), any Subsidiary or either Member or their respective Affiliates during the two year period prior to the date of its selection be a Qualified Arbitrator.

c.    If (i) the Denihan Member fails to give notice of its election under subparagraph 6(b) above, or (ii) notwithstanding the Denihan Member’s election to proceed pursuant to subparagraph 6(b) above, the Hotel Sale has not closed at least thirty (30) days prior to the Maturity Date or the proceeds of any Hotel Sale are not sufficient to satisfy the Special Loan, then either Member shall have the option to call capital pursuant to Section 4.1.4 of Existing Agreement in an amount required to satisfy the Special Loan, including all principal and any and all unpaid and accrued interest thereon, (the “Special Loan Shortfall”), in which case, either Member shall give written notice (a “Special Loan Shortfall Cash Needs Notice”) to the other of the amount of the Special Loan Shortfall which Special Loan Shortfall Cash Needs Notice shall set forth a date on which the Special Loan Shortfall must be delivered to the Company (the “Special Loan Cash Needs Date”) and shall set forth each Member’s share of the Special Loan Shortfall based upon the Percentage Interests of the Members at the time of the Special Loan Shortfall Cash Needs Notice. If either Member shall exercise such right, the amount required to be contributed by the PB Member shall, as of the Special Loan Cash Needs Date, automatically be deemed to have been contributed on the Special Loan Cash Needs Date by offset against the Special Loan, (i.e., the PB Member shall not be required to contribute cash in order to satisfy its share of the Special Loan Shortfall, but instead shall be deemed to have made such contribution by reducing the amount of the Special Loan by the amount the PB Member would be required to contribute pursuant to this Section 6). For the purposes of this Section 6 only, if the Denihan Member fails to make one hundred percent (100%) of its share of the Special Loan Shortfall by the Special Loan Shortfall Cash Needs Date (such unfunded portion, the “Denihan Shortfall Loan Unfunded Amount”), the Denihan Member shall be a Non-Contributing Member and the PB Member shall be a Contributing Member and shall be deemed to have made an additional contribution in the amount of the Denihan Shortfall Loan Unfunded Amount and the Percentage Interest of each Member shall be adjusted as follows: For purposes of the calculation of adjusted Percentage Interests in this Section 6(c) only each Member shall be assigned a “Notional Amount”. The Denihan Member shall have a Notional Amount equal to its then Percentage Interest of the fair market value of the Portfolio (determined net of the Senior Loan and Special Loan), and the PB Member shall have a Notional Amount equal to its then Percentage Interest of the fair market value of the Portfolio (determined net of the Senior Loan and Special Loan). For such purposes, the fair market value of the Portfolio shall be mutually determined by the Members, failing agreement by the Members on which shall be determined in accordance with the process for Valuation set forth in Section 6(b) above (except that Valuation shall be determinative of the fair market value of the Portfolio rather than the Sale Price). Each Member’s Percentage Interest shall be adjusted to equal a fraction, represented as a percentage, the numerator of which is the sum of (1) such Member’s Notional Amount, plus (2) in the case of the PB Member, (a) one hundred twenty-five percent (125%) of the Capital Contribution that PB Member shall be deemed to have made on account of the Denihan Shortfall Unfunded Amount plus (b) the amount of the Capital Contribution that the PB Member is deemed to have made pursuant to the Special Loan Shortfall Cash Needs Notice, plus (3) in the case of the Denihan Member, the amount of the Capital Contribution it has made pursuant to the Special Loan Shortfall Cash Needs Notice pursuant to this Section 6 (with respect to the Special Loan Shortfall Cash Needs Notice), minus (4) in the case of the Denihan Member twenty-five percent (25%) of the Denihan Shortfall Loan Unfunded Amount (or applicable portion thereof that was deemed to be contributed by the PB Member by offset against the Special Loan); and the denominator of which is the sum of (1) the Notional Amounts of both Members, plus (2) the Special Loan Shortfall. Any funds contributed to the Company as a Capital Contribution or deemed Capital Contribution pursuant to this Section 6(c) shall be paid to the PB Member to satisfy the Special Loan, together with all unpaid and accrued interest thereon, in full.

d.    Notwithstanding anything to the contrary set forth in Section 6(c), in the event that the Denihan Member fails to contribute one hundred percent (100%) of its share of the Special Loan Shortfall by the Special Loan Cash Needs Date, then the PB Member shall have the right (but not the obligation), exercisable by written notice within ten (10) Business Days of the Special Loan Cash Needs Date to rescind and withdraw the Special Loan Shortfall Cash Needs Notice as if and to the same effect as if the same had never been delivered, in which event, neither Member shall have the right nor the obligation to make a capital call or any capital contribution with respect to the Special Loan and the provisions of Section 7 hereof shall apply.

7.    Default.

a.    Notwithstanding anything to the contrary contained herein, if the Company fails to fully repay all amounts due and owing under the Note on the Maturity Date, it shall be a “Special Loan Event of Default”. Upon the occurrence of a Special Loan Event of Default, (i) the entire unpaid principal balance of the Special Loan, plus all unpaid accrued interest and any and all other amounts payable hereunder, shall become immediately due and payable at the option of the PB Member, without presentment, demand, protest or notice, all of which are expressly waived, and (ii) notwithstanding anything to the contrary in the Existing Agreement, the Company shall not make any distributions of Operating Cash Flow and/or Extraordinary Cash Flow to its Members unless and until such time as the Special Loan Event of Default is cured or the Special Loan, including all unpaid accrued interest thereon and any and all other amounts payable hereunder is repaid in full. Upon the occurrence of a Special Loan Event of Default, the PB Member may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provisions contained herein or in the Note, or in any document or instrument delivered pursuant to this Amendment. For the avoidance of doubt, except as expressly set forth in this Section 7, no other act or omission by any party hereto shall constitute a default or Special Loan Event of Default hereunder.

b.    During a Special Loan Event of Default, interest shall accrue at a default interest rate of seventeen percent (17%) compounded monthly (the “Default Interest Rate”), provided, however, that such rate shall not exceed the maximum permitted by applicable state or federal law.

8.    Assignment.
a.    The Company may not sell, assign or otherwise transfer any interest in the Special Loan or any portion thereof (including the Company’s rights, title, interests, remedies, powers and duties hereunder and thereunder).
b.    Nothing in this Section 8 shall be construed to limit any of the PB Member’s rights pursuant to Section 8.1 of the Existing Agreement, except if same shall be in violation of any terms and conditions of the Senior Loan.
9.    Portfolio Sale/Hotel Sale.     Notwithstanding anything to the contrary contained in the Existing Agreement, in the event of a Portfolio Sale, the entire outstanding principal balance of the Special Loan, plus all unpaid accrued interest thereon, shall be due and payable in full in a single payment on the Portfolio Sale closing date. In addition to the foregoing, and notwithstanding anything to the contrary contained in the Existing Agreement, the Company shall not make distributions of Extraordinary Cash Flow to the Members following a Portfolio Sale or Hotel Sale prior to applying net proceeds of such Portfolio Sale or Hotel Sale to repayment of the Special Loan hereunder and unless and until the Special Loan, together with any unpaid and accrued interest thereon, is repaid in full.

10.    Bankruptcy.    Notwithstanding anything to the contrary contained in the Existing Agreement or otherwise, the Company shall not, without the express consent and approval of all of its Members, file a petition in bankruptcy under Chapter 11 or any other comparable insolvency proceeding.
11.    Further Assurances. The Members agree to execute, acknowledge, deliver, file, record and publish, and to cause the Company to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, reasonably acceptable to the PB Member, and to take all such further action as may be required under the Act or other Applicable Law, or deemed necessary, appropriate or advisable to further memorialize the transactions contemplated in this Amendment, at such time or times as the PB Member shall reasonably request.
12.    Collection Costs and Expenses. The Company shall pay all reasonable costs, fees and expenses, including, without limitation, any and all court or collection costs and reasonable attorneys’ fees whether suit be brought or not, incurred in collection of sums due under the Note or this Amendment, or in defending any third-party claim arising out of the execution of this Amendment or obligations evidenced hereby, or otherwise involving the employment by the PB Member of attorneys with respect to this Amendment and the obligations it evidences. The remedies provided in this Amendment are cumulative and not exclusive of any remedies now or hereafter existing at law, in equity, by statute or otherwise, and may be exercised separately or in any combination.

13.    Priority; Unsecured Loan; No Cross-Default. Denihan Member and PB Member acknowledge and agree that (i) the Special Loan shall at all times be subject and subordinate to all amounts payable with respect to the Senior Loan, all reserves required with respect to the Senior Loan and all amounts required for the borrowers and operating lessees under the Senior Loan to operate the Properties , (ii) the Special Loan is not secured by, and does not create a lien on, any of the assets of the Denihan Member, the PB Member, the Company or any of their respective affiliates and (iii) no default under the Existing Agreement, as amended hereby, shall constitute a default under the Special Loan or the Note.

14.    Severability and Amendments. Any provision of this Amendment that is deemed to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment. No amendment, modification, termination, or waiver of any provision of this Amendment, nor consent to any departure by the Company from any term of this Amendment, shall in any event be effective unless it is in writing and signed by the PB Member, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.
15.    Captions. The captions in this Amendment are used for means of reference only and shall not affect in any way the interpretation or construction of this Amendment.
16.     Governing Law. THIS AMENDMENT AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AMENDMENT OR THE FACTS AND

CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AMENDMENT TO THE LAW OF ANOTHER JURISDICTION.
17.    Controlling Agreement. Except as otherwise expressly provided herein, in the event of any conflict between the provisions of this Amendment and the provisions of the Existing Agreement, the provisions of this Amendment shall govern and control. Except as otherwise provided in this Amendment, nothing contained herein shall be deemed to have amended any of the other terms and conditions set forth in the Existing Agreement and the Members acknowledge and agree that in all events, the Existing Agreement shall remain in full force and effect.

18.    Cost and Expenses. Each party hereto shall bear its own costs and expenses, including, without limitation, any and all attorneys fees and/or other fees incurred in connection with the execution and delivery of the Note and this Amendment.

19.    Counterparts. This Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

20.    Waiver of Trial by Jury. Each party hereto waives the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or related to this Amendment. In the event of litigation, this Amendment, may be filed as a written consent to a trial by the court.

21.    Entire Agreement.    This Amendment contains the entire agreement of the parties with respect to the subject matters hereof, and except as otherwise expressly stated herein, supersedes all prior agreements between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof. The parties agree that the Special Loan is a “Permitted Member Loan” as defined in the loan agreement related to the Senior Loan and that any ambiguity in the construction of this Amendment or the Note shall be resolved in a manner such that this Amendment and the Note are in conformity with such loan agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Members have duly executed this Amendment as of the date first set forth above.
THE DENIHAN MEMBER:

DENIHAN OWNERSHIP COMPANY, LLC, a New York limited liability company

By:    /s/ Thomas A. Felderman
Name: Thomas A. Felderman
Title: Vice President

THE PB MEMBER:

CARDINALS OWNER LLC, a Delaware limited liability company

By:    /s/ Raymond D. Martz
Name: Raymond D. Martz
Title: President

EXHIBIT A

Form of Note

PROMISSORY NOTE
New York, New York
U.S. $50,000,000.00    December __, 2012

FOR VALUE RECEIVED, the undersigned, DP FEE HOLDING CO., LLC, a Delaware limited liability company, having an address at 551 Fifth Avenue, New York, New York 10176 (“Maker”), promises to pay to the order of CARDINALS OWNER LLC, a Delaware limited liability company, having an address at c/o PB REIT, 2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland 20814 (“Holder”), the principal sum of Fifty Million and 00/100 ($50,000,000.00) Dollars (the “Loan”), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America in accordance with this Note.
By its execution and delivery of this Note, Maker covenants and agrees as follows:
1.    Interest Rate and Payments.
(a)    The balance of principal outstanding from time to time under this Note shall bear interest at the rate (as such rate is determined for the applicable time period, the “Interest Rate”), accruing daily, of nine and three quarters percent (9.75%) per annum (the “Original Interest Rate”). From and after February 4, 2018 (the “Initial Interest Increase Date”), the Original Interest Rate shall increase by one hundred (100) basis points (to ten and three-quarters percent (10.75%) per annum), and shall thereafter further increase by 100 basis points at the end of each successive thirty (30) day period, until the earlier of (x) such time as a maximum Interest Rate of thirteen and one-half percent (13.5%) is achieved (the “Maximum Interest Rate”), or (y) the Loan, including all accrued and unpaid interest earned thereon, as well as any other sums due and owing in connection with the Loan, is repaid in full.
(b)    Interest shall be calculated on the basis of a 365 day year for the actual number of days elapsed.
(c)    Interest only on this Note shall be payable in arrears on the first (1st) day of each calendar month (each, a “Payment Date”), in lawful money of the United States of America, by wire transfer in federal or other immediately available funds to the account specified in writing or by electronic transmission, from time to time by Holder, provided, however, if Operating Cash Flow or Extraordinary Cash Flow is not sufficient to pay interest due hereunder, on any given Payment Date, then interest shall accrue to the extent of any deficiency and shall be payable on the next Payment Date, subject to Section 1(d) below.
(d)    The entire outstanding principal balance, and all other amounts due under this Note, together with all accrued and unpaid interest thereon, shall be due and payable in full, in a single payment on the earlier to occur of (i) July 4, 2018, (ii) the closing date of any refinance of the Senior Loan or (iii) the closing date of a Portfolio Sale (the earliest such date, the “Maturity Date”).

2.    Prepayment. Maker shall have the right to prepay the Loan at any time, in whole or in part, without premium or penalty, at Maker’s option, provided all accrued but unpaid interest thereon is paid as of the date of prepayment, provided that Maker gives not less than ten (10) days’ prior written notice to Holder of Maker’s election to prepay this Note. Notwithstanding the foregoing, prepayments shall not be permitted in an amount less than Five Hundred Thousand and 00/100 ($500,000.00) Dollars. Any notice of prepayment delivered by Maker to Holder under this Section 2 may be revoked by delivery of written notice to Holder of such revocation at least ten (10) Business Days prior to the date of such prepayment.
3.    Payments. Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day.
4.    Event of Default. If Maker fails to fully repay all amounts due and owing under this Note, including, without limitation any interest or principal or any other amount under this Note, on the Maturity Date, it will constitute an event of default (an “Event of Default”) hereunder. Upon the occurrence of an Event of Default (i) all amounts and due and owing under this Note, including, without limitation any interest or principal or any other amount under this Note shall become immediately due and payable at the option of Holder, without presentment, demand, protest or notice, all of which are expressly waived, and (ii) Holder may proceed to protect and enforce its rights and remedies under (x) this Note, (y) that certain Second Amended and Restated Operating Agreement of Maker, dated as of July 29, 2011, as amended (the "Operating Agreement”), or (z) any other document or instrument delivered in connection therewith, either by suit in equity or by action at law, or both, whether for specific performance of any covenant, agreement or other provisions contained herein, or in any document or instrument delivered in connection with this Note. For the avoidance of doubt, except as expressly set forth in this Section 4, no other act or omission by any party hereto shall constitute a default or Event of Default hereunder.
5.    Default Rate. Notwithstanding anything to the contrary contained herein, the entire balance of principal, interest, and any other sums due under this Note that have not been repaid on the Maturity Date, shall bear interest from the date due until paid at a rate of seventeen percent (17%) per annum, compounded monthly (the “Default Rate”); provided, however, that such rate shall not exceed the maximum permitted by applicable state or federal law.
6.    Application of Payments. For so long as any Event of Default is continuing, Holder shall have the continuing exclusive right to apply any payments received by Holder, from or on behalf of Maker, as Holder may elect against the then due and owing obligations of Maker under this Note in such order of priority or in such allocations as Holder may deem advisable in its sole and absolute discretion.
7.    Immediately Available Funds. All payments under this Note shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind, and shall be made by electronic funds transfer from a bank account established and maintained by Maker for such purpose.

8.    Cost and Expenses. Each party hereto shall bear its own costs and expenses, including, without limitation, any and all attorneys fees and/or other fees incurred in connection herewith.
9.    Defined Terms. Capitalized terms used herein, but not otherwise defined shall have the meanings ascribed to such terms in the Operating Agreement.
10.    Captions. The captions in this Note are used for means of reference only and shall not affect in any way the interpretation or construction of this Note.
11.    Conditions Precedent. Maker hereby certifies and declares that all acts, conditions and things required to be done or performed or to have happened precedent to the creation and issuance of this Note, and in order to constitute this Note the legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been done or performed or have happened in due and strict compliance with all applicable laws or have been expressly waived in writing by Holder.
12.    Revival. To the extent that Maker makes a payment or Holder receives any payment or proceeds for Maker's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under the Bankruptcy Code or any other bankruptcy law, common law or equitable cause, then, to such extent, the obligations of Maker hereunder intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Holder.
13.    Certain Waivers and Consents. Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder, (d) waive diligence in the collection of this Note or in filing suit on this Note and (e) agree to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of and realizing upon any security for this Note.
14.    Usury Savings Clause. The provisions of this Note and of all agreements between Maker and Holder are, whether now existing or hereinafter made, hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law. In particular, it is the intention of the parties hereto to conform strictly to New York and Federal law, whichever is applicable. If as a result of any circumstance whatsoever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder pertaining to the subject matter hereof shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits then prescribed by applicable law, then the obligation to be performed or fulfilled shall hereby be reduced to such limit as to be valid under such applicable law, and if as a result of any circumstance whatsoever, Holder should receive as interest under this Note an amount which would exceed the then highest lawful rate, the amount by which such interest payment would exceed such highest lawful rate shall be applied to the reduction of the principal balance owing hereunder without prepayment or penalty (or, at Holder’s option, be paid to Maker) and in no event shall be counted as interest. To the fullest extent permitted by then applicable law, the determination of the legal maximum amount of interest shall at any and all times be made by amortizing, prorating, allocating and spreading in equal parts over the period of the full stated term of this Note, all interest at any time contracted for, charged or received from Maker in connection with this Note and all other agreements between Maker and Holder pertaining to the subject matter hereof, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof and complies with all applicable law.
15.    Severability. If any provision hereof or of any other document securing or otherwise related to the indebtedness evidenced hereby is, for any reason and to any extent, deemed invalid or unenforceable in any jurisdiction or with respect to any person, entity or circumstances, then neither the remainder of the document in which such provision is contained, nor the application of such provision in respect of other persons, entities, or circumstances, nor any other document referred to herein, shall be affected by such invalidity or lack of enforceability, but, instead, shall be enforceable to the maximum extent permitted by law.
16.    Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the substantive laws of the State of New York.
17.    Remedies Cumulative. The remedies provided to Holder in this Note are cumulative and concurrent and may be exercised singly, successively or jointly against Maker at the sole and absolute discretion of Holder.
18.    No Waiver. Holder shall not by any act or omission be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy granted to Holder hereunder in connection with a subsequent event.
19.    WAIVER OF JURY TRIAL. MAKER AND BY ITS ACCEPTANCE HEREOF HOLDER KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAKER OR HOLDER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER AND HOLDER TO ENTER INTO THE LOAN TRANSACTION EVIDENCED BY THIS NOTE.

20.    Bankruptcy. Maker hereby agrees that it will not, without the express consent and approval of all of its Members, file a petition in bankruptcy under Chapter 11 or any other comparable insolvency proceeding.
21.    Counterparts.    This Promissory Note may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.
22.    Personal Services Agreement. Maker and Holder understand and agree that this Note is made pursuant to a personal services agreement, and the identity of the parties hereto is critical to the nature of the agreements contained herein, such that neither of them would have contracted on the same terms with anyone else.

[END OF TEXT]

IN WITNESS WHEREOF and intending to be legally bound, Maker has duly executed this Note as of the date first above written.

MAKER:
DP FEE HOLDING CO., LLC
a Delaware limited liability company

By:     DENIHAN OWNERSHIP COMPANY, LLC, a     New York limited liability company

By:     __________________________
Name: Thomas Felderman
    Title:     Vice-President

By:     CARDINALS OWNER LLC, a Delaware limited         liability company

By:     __________________________
Name: Raymond D. Martz
Title: President